EXHIBIT 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL STATEMENTS

[Ernst & Young LLP Letterhead]

To the Board of Directors and Shareholders of W&T Offshore, Inc. and Subsidiaries

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the W&T Offshore, Inc., Directors Compensation Plan for the registration of 666,917 shares of W&T Offshore, Inc. common stock of our report dated May 10, 2005 relating to the unaudited consolidated interim financial statements of W&T Offshore, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005.

            Very truly yours,

            /S/ ERNST & YOUNG LLP

June 28, 2005